SHAREHOLDER NEWS

Bank**First** CORPORATION

MAY 2020

Bank First Corporation Annual Meeting to be held virtually on Monday, June 8

Due to the public health impact of COVID-19 and our continuing concern for the health and well-being of our employees and shareholders, Bank First Corporation has decided to change its 2020 Annual Meeting of Shareholders from an in-person meeting to an online-only, virtual format. The previously announced date and time of the Annual Meeting, Monday, June 8, 2020 at 4:00 p.m., Central Daylight Time, has not changed.

This change does not affect your ability to vote in advance of the Annual Meeting using one of the methods set forth in the Proxy Statement. We encourage all shareholders to vote their shares as soon as possible to ensure a quorum at the Meeting. All holders of record of outstanding shares of Bank First Corporation common stock on March 30, 2020 are entitled to vote at the Annual Meeting.

Bank First Corporation encourages all shareholders to ask questions and provide comments in advance of the Meeting by contacting our Investor Relations team at (920) 652-3360 or IR@bankfirstwi.bank. Our Chairman of the Board of Directors, Mike Ansay, our President and CEO, Mike Molepske, and our Chief Financial Officer, Kevin LeMahieu will make every effort to answer your questions and respond to your comments during the Meeting.

Advance registration is required.

To register, shareholders should visit:

https://bankfirstwi.bank/2020annualmeeting.html

MESSAGE FROM THE CEO



MIKE MOLEPSKE

To our shareholders,

The world has changed drastically since our last newsletter. Everyone at Bank First hopes you and your family are safe and healthy. The COVID-19 pandemic has impacted every aspect of our lives. At Bank First, our lobbies are closed, but we are available to serve our customers in our drive-throughs and by appointment in our lobbies. We do not know what the new normal will look like and how long it will take us to get there. During these difficult and quickly changing times, we rely on our Promise to guide us on how to best serve our customers, communities, and shareholders. At Bank First, our Promise is to be "a relationship-based community bank focused on providing innovative products and services that are value driven."

As the COVID-19 pandemic just began to impact us in early March, we acted quickly, even before receiving guidance from our regulators. We offered deferrals of principal and interest payments for two months to our retail customers with the deferred payments being added to the end of the loan, and deferrals of principal payments to our business loan customers for six months. We have provided over 382 customers payment relief on loans. In addition, based on an individual customer's situation, we empowered our bankers to develop innovative customized solutions to assist our customers through this crisis.

When the Small Business Administration rolled out the Paycheck Protection Program, we quickly embraced it. To date, we have processed over 1,700 PPP loans totaling over $273 million, a number that represents over 12% of our total assets. The largest banks in the country processed total loans that represent just a few percentage points of their respective total assets. During the first week of the program, we closed nearly 900 PPP loans. On an average week we typically process less than 40 business loans. We used innovative solutions that allowed 75 tellers and customer service representatives to be redeployed to assist our business banking department in processing and funding these loans. Because we are a relationship-based bank, we did not prioritize large customers over small ones, nor loan customers over deposit-only customers.

Our bankers determined that many local businesses that banked at the larger banks or credit unions were unable to get their PPP loans processed. So, we stepped in to help hundreds of non-customers in our communities secure the PPP loans they desperately needed to avoid mass employee layoffs. Our staff worked overtime seven days a week, including Easter, to assist these new customers to Bank First.

Of our local businesses, restaurants have been one of the hardest hit by the current crisis. Early last month, we purchased $100,000 in gift cards from local eateries throughout our footprint. We will be donating many of these to local charities and giving the rest out to individuals.

These are just a few of the dozens of innovative initiatives Bank First has embarked upon to assist our customers and our communities. Our success is based on the relationships we have built over generations of serving the communities of Wisconsin. We intend to continue strengthening those relationships and building new ones, no matter what the future might hold. Our board of directors and I are proud of what our bankers have accomplished and their unwavering dedication to their customers and communities.

Mike

Michael B. Molepske,
CEO and President
(920) 652-3202

Bank First Corporation Financial Results for three months ended March 31, 2020

FIRST QUARTER



KEVIN LEMAHIEU
Chief Financial Officer
(920) 652-3362

Total assets for the Company increased by 21.9% to $2.20 billion at March 31, 2020, compared to $1.81 billion at March 31, 2019. Loans grew by $333.7 million, representing a 23.3% increase in loans year-over-year. Core deposits increased by $273.5 million during this same period, or 17.4%. The primary driver of these year-over-year increases was the acquisition of Partnership Community Bancshares, Inc. ("Partnership"), the parent company of Partnership Bank, during the third quarter of 2019. This acquisition included approximately $275.3 million and $268.8 million in loan and deposit balances, respectively.

Earnings per share for the quarter ended March 31, 2020, was $1.03. This represents an increase of 2.4% compared to earnings per share of $1.00 during the first quarter of 2019. Income from the accounting treatment of loans purchased in the Company's previous two acquisitions contributed $0.11 to earnings per share for both of these quarters. Net income was $7.3 million for the quarter ended March 31, 2020, compared to $6.6 million during the quarter ended March 31, 2019.

Non-interest income totaled $3.9 million for the quarter ended March 31, 2020, up from $3.5 million during the first quarter of 2019. A primary driver for this increase was strong operating results by the Company's investment in UFS, LLC, which contributed revenues of $0.9 million and $0.6 million for the quarters ended March 31, 2020 and 2019, respectively. Added scale from the Partnership acquisition along with the current environment of strong residential mortgage loan originations also led to year-over-year first quarter increases in service charge income ($0.2 million increase), loan servicing income ($0.2 million increase) and gains on sales of mortgage loans ($0.4 million increase). These increases were offset by a lack of security sales in the first quarter of 2020, which provided gains of $0.2 million in the first quarter of 2019, and a reduction in other miscellaneous noninterest income of $0.6 million between these two periods.

Non-interest expense totaled $12.7 million for the quarter ended March 31, 2020, up from $9.5 million for the first quarter of 2019. The added scale of operations from the Partnership acquisition led to year-over-year first quarter increases in personnel expense ($1.1 million increase), occupancy expense ($0.4 million increase), data processing expense ($0.3 million increase) and amortization of intangibles ($0.2 million increase). The impact of the COVID-19 pandemic led to significant reductions in the value of certain other real estate owned ("OREO") by the Company, leading to an increase in losses from sales and valuations adjustments of OREO of $0.9 million from the first quarter of 2019 to the first quarter of 2020. Finally, the Company incurred expense in the first quarter of 2020 related to allowing a portion of our employees to work from remote locations due to the pandemic.

Total shareholders' equity increased by 32.7% to $237.7 million at March 31, 2020, compared to $179.2 million at March 31, 2019. This increase in equity was the result of strong operating results combined with the impact of the acquisition of Partnership.

Timberwood Bank merges with Bank First


BankFirst

Bank First Corporation is pleased to announce the completion of its merger with Tomah Bancshares, Inc., parent company of Timberwood Bank. The merger was finalized on Friday, May 15, 2020, with system conversions occurring over the weekend. On Monday, May 18, 2020, Timberwood Bank in Tomah opened as a Bank First location.

The Bank First branch located in downtown Tomah at 1021 Superior Avenue will remain open until the end of this year while the bank completes renovations at the new office at 110 West Veterans Avenue.

An opening celebration is scheduled for both the downtown and north Tomah locations the week of June 1-5, 2020. Bank First customers and members of the community will be able to enter daily gift card drawings, as well as nominate a local non-profit organization for Bank First to donate. Bank First plans to host a Ribbon Cutting and Grand Opening celebration once renovations are complete at the West Veterans location.

Under the terms of the Agreement, each Tomah Bancshares shareholder will receive 5.1445 shares of BFC common stock for each share of Tomah Bancshares common stock they own. The aggregate consideration was approximately $29,430,000 million based on the $51.04 per share valuation of BFC common stock on the closing date of May 15, 2020.

Piper Sandler + Partners, LP served as financial advisor to Bank First and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel. Vining Sparks IBG, LP served as financial advisor to Timberwood Bank and Godfrey & Kahn S.C. served as legal counsel.

Quarterly Common Stock Cash Dividend

The Corporation's Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable on July 8, 2020, to shareholders of record as of June 23, 2020.

FINANCIAL PERFORMANCE

Consolidated Statements of Financial Condition

	3/31/2020	(In Thousands)	3/31/2019
ASSETS			
Cash, Cash Equivalents and Fed Funds Sold	$ 54,153		$ 109,178
Investment Securities	215,802		163,530
Other Investments	7,332		4,427
Loans, Net	1,752,275		1,419,285
Premises and Equipment	36,615		26,915
Other Assets	134,143		82,073
Total Assets	**$ 2,200,320**		**$ 1,805,408**
LIABILITIES			
Deposits	$ 1,847,209		$ 1,573,677
Securities Sold Under Repurchase Agreements	35,786		25,484
Borrowed Funds	67,377		11,500
Other Liabilities	12,266		15,570
Total Liabilities	**$ 1,962,638**		**$ 1,626,231**
Total Shareholder Equity	**237,682**		**179,177**
Total Liabilities and Shareholder Equity	**$ 2,200,320**		**$ 1,805,408**

Consolidated Statements of Income

(In Thousands, Except Per Share Data)

	3/31/2020	3/31/2019
Total Interest Income	$ 23,296	$ 19,723
Total Interest Expense	4,653	4,523
Net Interest Income	18,643	15,200
Provision for Loan Losses	975	625
Net Interest Income After Provision for Loan Losses	17,668	14,575
Total Other Income	3,897	3,540
Total Operating Expenses	12,741	9,536
Income Before Provision for Income Taxes	8,824	8,579
Provision for Income Taxes	1,558	1,992
Net Income	**$ 7,266**	**$ 6,587**
Earnings Per Share: Basic	**$ 1.03**	**$ 1.00**
Earnings Per Share: Diluted	**$ 1.02**	**$ 1.00**

Key Financial Metrics

	3/31/2020	3/31/2019
YTD Return on Average Assets	1.32%	1.49%
YTD Return on Average Equity	12.45%	15.05%
Average Assets per Average FTE	$ 7,743	$ 7,184
Net Interest Margin (YTD)	3.81%	3.82%
Full Time Equivalent - period end	284	247
Dividend Payout Ratio	19%	20%
Dividends Per Share (YTD)	$ 0.20	$ 0.20
Shares Outstanding - period end	7,155,955	6,577,045

Bank First responds to the COVID-19 pandemic

Bank First has implemented numerous initiatives to assist families and businesses impacted by COVID-19. Our customer relief efforts will stay in place thru July 31, 2020, unless deemed necessary to extend. Otherwise, we will continue to work with customers on a case-by-case basis in order to assist them.

Customer Relief Efforts

PAYMENT RELIEF
As of May 20, Bank First has assisted over 382 customers with loan payment relief, giving families and businesses peace of mind as they navigate these uncertain times. In addition to payment relief, we have suspended foreclosure actions on residential properties for 60 days (unless required by federal or government agencies), as well as suspended any repossession actions for 60 days on vehicles, boats, and RVs.

NO FEES
In order to access needed funds, customers can withdraw early from their CDs without penalty. The bank also suspended fees to make telephone transfers.

PAYCHECK PROTECTION PROGRAM
To assist our small business customers, Bank First is participating in the SBA's Paycheck Protection Program. As a Preferred SBA Lender, Bank First started accepting and submitting applications for the Paycheck Protection Program the day it was implemented on April 3, 2020. As of May 20, 2020, Bank First has obtained SBA approval on over 1,756 applications totaling $238 million in loans.

PURCHASED $100,000 IN LOCAL GIFT CARDS
Bank First purchased $100,000 in gift cards from over 140 restaurants located within our footprint and will be donating the gift cards back to local families, non-profit organizations, and businesses through various programs in June. Purchasing gift cards from our restaurant customers not only helps them get through this challenging time, but also allows us to put food on the table for hundreds of families in the communities we serve. In addition to purchasing gift cards, Bank First is also buying lunch for its employees weekly from local restaurants impacted by COVID-19.

Employee Protection & Assistance

- 170 employees have the ability to work from home and have been encouraged to split time at home/in the office to limit exposure.
- 155 laptops previously deployed, 35 additional laptops deployed due to COVID-19.
- We began stress testing departments and essential functions in mid-March to determine how each area would be impacted by employees working from home. The testing was overall successful, with no technological concerns noted.
- In mid-March, key operating functions were dispersed. Employees in these functions are not permitted to work in the same office and/or workspace together.
- Humana, our insurance provider, announced that they will be waiving out-of-pocket costs associated with testing for COVID-19 for patients who meet CDC guidelines at approved laboratory locations. Additionally, Humana will be waiving the cost of telemedicine for urgent care.
- To encourage employees to stay home if they are at risk of infecting others, the bank modified the time off policy to allow employees to use FMLA hours.
- Worked on staffing needs to address shortages regarding employees with children impacted by school and daycare closures.
- Began offering Pandemic Pay to employees if their time away from work extended past the 80-hour requirement. Pandemic Pay allows the employee to be fully compensated or at minimum compensated for 2/3 of their pay (depending on the circumstance) for up to 12 weeks.
- Employees have access to EAP and Doctor on Demand to video conference a doctor or counselor when needed.

Operational Preparedness & Response

PHASE 1: January 1-February 29
- Active monitoring of flu season and COVID-19 in Asia.
- Management begins meeting to review and discuss Pandemic Flu Plan.
- Management reviews Business Continuity Plan and discusses crisis management actions.
- Initial order of masks placed as a precaution.

PHASE 2: March 1-18
- Management meets to discuss developments surrounding COVID-19. Phase 4 of Pandemic Flu Plan is implemented.
- First Pandemic Committee meeting with all team members. Daily meetings occur thereafter.
- Orders placed for additional hand sanitizer, masks, and gloves. Tissue boxes sent to each office.
- Employees instructed to stay home for two weeks if sick, have traveled to a Level 3 Country, or went on a cruise.
- COVID-19 response information shared with employees. Team is required to begin social distancing. Sanitization procedures shared.
- Begin testing work-from-home capabilities and arranging alternative locations for staff in same departments. IT orders additional laptops and reviews VPN and GoToMeeting licenses and capabilities.

PHASE 3: March 18-April 17
- Employee communications from Pandemic Committee provided several times per week. Sanitization and safety measures reiterated regularly.
- Customer communications provided on a weekly basis (or more often as needed).
- Lobbies transition to "Appointment Only" operational model. Drive-thru remains open, with the exception of Mequon.
- Redeployment of front-line staff to high-priority projects and initiatives begin.
- SBA announces Paycheck Protection Program. SBA team meets daily to plan the rollout of the program.
- SBA PPP implemented. Team works around the clock to process applications and prepare loan documents.
- Pandemic Committee creates side committee to plan for reopening, with a focus on employee and customer safety.

PHASE 4: April 18-Current
- Employee communications from Pandemic Committee provided weekly.
- Branch reopening committee develops plans to ensure employee and customer safety as lobbies plan to reopen on Monday, June 8.
- SBA PPP program continues; however staff focus shifts to assisting customers with the loan forgiveness portion of the program.
- Restaurant gift cards begin being distributed back into the communities.
- Created a Pandemic Playbook to serve as a comprehensive guide for reopening safely.